EXHIBIT NO. 10.1


     Amendment No. 1 to Third Amended and Restated Employment Agreement between the Company, Rockland and Douglas H. Philipsen, dated June 25, 1997 ("Philipsen Employment Agreement").


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                        AMENDMENT NO. 1 TO THIRD AMENDED
                        AND RESTATED EMPLOYMENT AGREEMENT

     Reference is made to the Agreement dated and effective as of December 12, 1991 by and between Rockland Trust Company, a Massachusetts trust company (the "Company") and Douglas H. Philipsen of Duxbury, Massachusetts (the "Executive"), as amended by a certain Amendment to Employment Agreement dated as of February 3, 1993, and as amended and restated as of June 21, 1994, and as further amended by a certain Amendment No. 1 to Amended and Restated Employment Agreement dated as of January 12, 1995, and as further amended by Amendment No. 2 to Amended and Restated Employment Agreement dated as of October 17, 1995 and as further amended and restated by the Second Amended and Restated Employment dated February 21, 1996, and as further amended and restated by the Third Amended and Restated Employment Agreement dated June 25, 1997. (the "Employment Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement.

                               W I T N E S S E T H

     WHEREAS, the Executive and the Company are desirous of amending certain provisions of the Employment Agreement to provide that certain additional benefits be paid to the Executive upon the termination of the Executive's employment without cause or the Executive's resignation with good reason as such terms are defined in the Employment Agreement;

     WHEREAS, the Executive and the Company are desirous of amending the Employment Agreement as set forth above.

     NOW THEREFORE, in consideration of mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Section 6(b)(i) of the Employment Agreement is hereby amended and restated to read as follows:

        (b) Termination Without Cause; Resignation For Good Reason

        (i) If the Executive's employment is terminated by the Company for any reason other than death, disability (as defined in Section 6(e) hereof) or for Cause, or, if the


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Executive should resign for Good Reason prior to the expiration of the Term, he shall be entitled (A) to receive a lump sum severance payment in an amount equal to the Executive's then current base salary for the then remaining portion of the Term plus an amount equal to three (3) times the aggregate amount of payments made to the Executive during the twelve (12) months preceding such termination pursuant to any bonus or incentive compensation plan, including, without limitation, the Rockland Trust Company Officer and Executive Incentive Compensation Plan, as amended from time to time, plus (B) all amounts due to the Executive under Section 5(i) above shall be accelerated and due and payable to the Executive, to the extent not paid to the Executive as of the termination of this Agreement, which payments shall be due immediately upon the termination or resignation of the Executive's employment and, if not so paid, shall bear interest at the rate of 15% per annum from such date until paid, and (C) (1) to continue participation in the plans and arrangements described in clauses (b) and (f) of Section 5 hereof (to the extent permissible by law and the terms of such plans and arrangements) for the then remaining portion of the Term (the "Benefits Period"), or (2) at the election of the Executive at any time following termination of this Agreement and during the Benefits Period, to receive a gross bonus payment in an amount which after payment therefrom of all applicable federal and state income and employment taxes, will equal the cost to the Company at the time of the Executive's election, attributable to the Executive's participation in the plans and arrangements described in clauses (b) and (f) of Section 5 hereof for the Benefits Period less any portion thereof during which the Executive has continued his participation in such plans and arrangements described in clause (b) and (f) of Section 5 hereof in accordance with subsection 6(b)(i)(C)(1) above; which payment shall be due following termination or resignation of the Executive's employment immediately upon the Executive's delivery of written notice to the Company of his election pursuant to subsection 6(b)(i)(C)(2), and if not so paid, shall bear interest at the rate of 15% per annum for such date until paid, and (D) to have all stock options which have been granted to the Executive to immediately become fully exercisable for a period of three (3) months after the termination or resignation date (as the case may be) in accordance with the terms of the Plans and the relevant stock option agreement, and (E) to continue to have use of a Company owned automobile and to receive all reimbursements associated therewith in accordance with the provisions of Section 5(a) hereof for the balance of the Term, or upon his written notice to the Company at any time within three months following the termination or resignation date (as the case may be), to purchase his Company owned automobile at a purchase price equal


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to the book value of said automobile as carried on the books and records of the
Company, plus all applicable excise taxes.

     2.  Ratification.

     All other provisions of the Employment Agreement shall remain unchanged and in full force and effect, and are hereby ratified and confirmed by the parties hereto.

     3.  Counterparts.

     This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Second Amended and Restated Employment Agreement as of July __, 1998.

                         ROCKLAND TRUST COMPANY

                         By:___________________________
                         Its:__________________________

                         INDEPENDENT BANK CORP.

                         By:___________________________
                         Its:__________________________

                         ------------------------------
                         DOUGLAS H. PHILIPSEN


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